Exhibit 99.1

News Announcement

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/401-2049	212/835-8500 or penn@jcir.com

Conference Call:	Today, July 24, 2014 at 10:00 a.m. ET
Dial-in number:	212/231-2907
Webcast:	www.pngaming.com
Replay information provided below

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS SECOND QUARTER REVENUE

OF $652.1 MILLION AND ADJUSTED EBITDA OF $82.1 MILLION,

INCLUSIVE OF $104.6 MILLION OF RENT EXPENSE

- Establishes 2014 Third Quarter Guidance and Updates 2014 Full Year Guidance -

Wyomissing, PA (July 24, 2014) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming”, “Penn” or the “Company”) today reported second quarter operating results for the three months ended June 30, 2014, as summarized below.

Summary of Second Quarter Results

	Three Months Ended June 30,
(in millions, except per share data)	2014 Actual	2014 Guidance (3)	2013 Actual
Net revenues (1)	$652.1	$640.5	$761.4
Adjusted EBITDAR (1)	186.7	183.2	214.3
Rental expense related to Master Lease	(104.6)	(104.3)	—
Adjusted EBITDA (2)	82.1	78.9	214.3
Less: Impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes and other expenses	(79.3)	(73.4)	(226.5)
Net income (loss)	$2.8	$5.5	$(12.2)

Diluted earnings (loss) per common share (4)	$0.03	$0.06	$(0.16)

(1)         Adjusted EBITDAR is adjusted EBITDA excluding rent expense associated with our Master Lease with Gaming and Leisure Properties, Inc. (“GLPI”).  Results for the three months ended June 30, 2013 included net revenues of $46.1 million and adjusted EBITDAR of $12.7 million related to Hollywood Casino Perryville and Hollywood Casino Baton Rouge that were contributed to GLPI on November 1, 2013 as part of the spin-off.

(2)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization and gain or loss on disposal of assets. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment”). A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA and adjusted EBITDAR, as well as income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included in the accompanying financial schedules.

(3)         The guidance figures in the table above present the guidance Penn National Gaming provided on April 24, 2014 for the three months ended June 30, 2014, adjusted to add back our share of the impact of non-operating items for our joint venture in Kansas Entertainment.

(4)         Since the Company reported a loss from operations for the three months ended June 30, 2013, it was required by GAAP to use basic weighted-average common shares outstanding, rather than diluted weighted-average common shares outstanding, when calculating diluted loss per common share.

Review of Second Quarter 2014 Results vs. Guidance

	Three Months Ended June 30, 2014
	Pre-tax	After-tax
	(in thousands)
Income, per guidance (1)	$14,854	$5,494

EBITDA variances:
Positive operating segment variance excluding Argosy Casino Sioux City	2,184	1,028
Argosy Casino Sioux City negative variance	(1,438)	(891)
Positive corporate overhead due to lower liability based stock compensation	2,507	1,512
Total EBITDA variances from guidance	3,253	1,649

Impairment charge for Lawrenceburg vessel	(4,560)	(2,830)
Other	(617)	(373)
Tax variance	—	(1,160)
Income, as reported	$12,930	$2,780

	Three Months Ended June 30,
	2014	2014 Guidance (1)
Diluted earnings per common share	$0.03	$0.06
Argosy Casino Sioux City shortfall	0.01	—
Liability based stock compensation	(0.02)	—
Impairment charge for Lawrenceburg vessel	0.03	—
Tax variance	—	(0.02)
Total	$0.05	$0.04

(1)         The guidance figures in the tables above present the guidance Penn National Gaming provided on April 24, 2014 for the three months ended June 30, 2014.

Timothy J. Wilmott, President and Chief Executive Officer of Penn National Gaming, commented, “Second quarter consolidated revenue, adjusted EBITDAR and adjusted EBITDA exceeded guidance as our property-level operating results benefited from a somewhat more stable operating environment and continued strong margins.

“Our Southern Plains and West segments generated slight year-over-year improvements in adjusted EBITDAR margins despite weaker than expected results at Argosy Casino Sioux City.  Adjusted EBITDAR margin for our East/Midwest segment declined by approximately 100 basis points year- over-year as Hollywood Casino at Charles Town Races and Hollywood Casino Lawrenceburg continued to experience competitive pressures.  We remain highly focused on growing property-level adjusted EBITDAR as we actively manage property level expenses, fine tune our gaming mix, continue to build up customer databases at recently opened facilities, refine marketing efforts and adjust food, beverage and entertainment offerings.  Reflecting these strategies to improve operating efficiencies, consolidated second quarter 2014 adjusted EBITDAR margin rose to 28.62%, representing a 47 basis point year-over-year improvement.

“Excluding the operations of Argosy Casino Sioux City, Penn National Gaming’s second quarter adjusted EBITDA from its operating segments exceeded guidance by approximately $2.2 million.  Net income and diluted earnings per common share were impacted by a higher tax rate and a one-time pre-tax charge of approximately $4.6 million which was not contemplated in guidance, related to our decision to divest the former Hollywood Casino Lawrenceburg riverboat.  Once the vessel is sold, our annual carrying costs of approximately $350,000 will be eliminated.  In addition, with the implementation of several new cost management measures, we are on track to realize full year corporate overhead expense reductions of approximately 21% after excluding $25 million of spin-off costs incurred last year.

“Throughout the quarter we aggressively pursued our rights through the Iowa courts to prevent the loss of jobs associated with the near-term closure of Argosy Casino Sioux City.  While we are very disappointed by the decisions in Iowa to date, Argosy Casino Sioux City was one of the Company’s smallest facilities in terms of its annual adjusted EBITDA contribution.  In addition, our previous guidance did not include any earnings contribution from this facility for the second half of 2014 and the closure will result in a $6.2 million reduction in our annual rent pursuant to the Master Lease with GLPI.

“Penn National Gaming is making continued progress on its expansion and development pipeline, which we anticipate will generate solid returns on invested capital while further diversifying our broad-based property portfolio.  Construction is nearing completion on our Dayton and Austintown video lottery terminal facilities in Ohio, which will feature 1,000 and 850 gaming devices, respectively.  Pending final regulatory approval, we have scheduled the grand opening of Hollywood Gaming at Dayton Raceway for August 28 and expect to begin harness racing on the new all-weather racetrack on October 3.  Located in North Dayton and convenient to both I-75 and I-70, Hollywood Gaming at Dayton Raceway will offer guests a range of entertainment, dining and pari-mutuel experiences in an exciting, high energy setting, as well as a grandstand that includes more than 1,000 enclosed seats and a simulcast theater.

“We are proud of the significant economic opportunities that we are creating in Dayton and Austintown.  With nearly 500 permanent team members, Hollywood Gaming at Dayton Raceway will be a significant regional employer and we believe the facility can serve as a catalyst for additional economic development in the area.  In Austintown, we recently held a highly successful job fair and continue to anticipate completing staffing and announcing a September 2014 grand opening date shortly.

“In addition to the Dayton opening, on August 28, we also plan to open our new, $26 million, 154 room hotel at Zia Park Casino.  We believe the addition of lodging at this facility will deliver attractive returns on invested capital as it will offer an amenity that will allow us to further build relationships with key customers from eastern New Mexico and western Texas and extended stays.

“In Massachusetts, construction is proceeding on our $225 million Plainridge Park Casino.  During the quarter, the Massachusetts Supreme Judicial Court issued a decision permitting a referendum on the November statewide ballot that would repeal the 2011 gaming legislation.  Current public opinion polls indicate that Massachusetts voters recognize the importance of the gaming act and that residents understand and appreciate the substantial economic and employment benefits that gaming will bring to the state.  We intend to actively engage in a broad-based coalition effort to support the gaming act and are continuing as planned with the construction of our facility, which will generate 1,000 construction related jobs and employ over 500 people, of which 90% are planned to be hired from the local area.  We estimate that, by the time of the referendum, Penn National will have invested approximately $104 million in the project, inclusive of the $42 million purchase price and $25 million license fee.  Overall, the project represents a significant opportunity for Massachusetts, its residents and our shareholders and we look forward to an anticipated June 2015 opening of this facility.

“Construction is also underway on the $360 million Hollywood Casino-branded facility on the Jamul Indian Village’s land in trust, which is located approximately twenty miles east of downtown San Diego, directly off of State Route 94.  Hollywood Casino Jamul-San Diego is expected to open in mid-2016 and would be the closest casino to downtown San Diego.  When complete, the property will include a three-story gaming and entertainment facility of approximately 200,000 square feet, over 1,700 slot machines, 50 live table games, multiple restaurants, bars and lounges and 1,900 parking spaces.  As with all of our developments, the project is expected to create significant new construction and permanent jobs in the region and will enable the Jamul Indian Village of California to become economically self-sufficient.  Penn National Gaming expects to participate in the success of the project through management and branding fees, as well as interest payments on funds advanced to develop the project.

“As previously announced, during the second quarter we formed a strategic alliance with The Cordish Companies, developer and operator of the highly successful Maryland Live!, to pursue the development of ‘Live! Hotel & Casino New York,’ a world-class gaming facility and resort proposed for Orange County, New York with a budget in excess of $750 million.  Our plans are expected to include an upscale boutique hotel with over 300 rooms and luxury suites; a destination spa and fitness center; over 3,000 slot machines and more than 250 live table games; several marquee restaurants including Bobby Flay Steak, Smorgasburg, The Cheesecake Factory, Fornino, and Bobby’s Burger Palace; as well as a live entertainment venue and a spacious conference center.  The proposed facility will be owned and managed by a 50/50 joint venture which brings together two of the industry’s most financially sound companies with proven gaming facility development and operations skills as well as unrivalled records of developing and operating highly successful regional gaming facilities in competitive environments.  Our proposal is one of 17 applications for up to four casino licenses in three separate regions of New York State and licenses are expected to be awarded later this year.

“Overall, second quarter results reflect our continued success in efficiently operating our broadly diversified portfolio of new and well-maintained regional gaming facilities.  We believe our proven management team, development pipeline and recently completed new facility developments and property upgrades provide Penn National Gaming with growth opportunities differentiated from our peer group and we look forward to the near-term expansion of our property portfolio with the opening of our newest facilities in Dayton and Austintown this quarter.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through June 30, 2014	Expected Opening Date
		(Unaudited, in millions)
Zia Park Casino (NM) - Addition of 154 room, five story hotel which will include six suites, a breakfast room, a business center, meeting and exercise rooms, as well as additional surface parking.	—	$26		$15.3	Opening August 28, 2014
Dayton Raceway (OH) - Construction began in May 2013 at the site of an abandoned Delphi Automotive plant, with our new Hollywood themed facility featuring a new 5/8 mile harness racetrack and simulcasting and the ability to hold up to 1,500 video lottery terminals, as well as various restaurants, bars and other amenities.	1,000	$165	(1) (2)	$15.9	Opening August 28, 2014
Mahoning Valley Race Track (OH) - Construction began in May 2013 at Austintown’s Centrepointe Business Park, with our new Hollywood themed facility featuring a new one-mile thoroughbred racetrack and simulcasting and the ability to hold up to 1,000 video lottery terminals, as well as various restaurants, bars and other amenities.	850	$161	(1) (2)	$15.9	September 2014
Plainridge Park Casino (MA) - Construction is underway at the site of the Plainridge Racecourse for our new gaming operation, which will be integrated with the existing live harness racing and simulcasting, featuring 1,250 slot machines, as well as various dining and entertainment options.	1,250	$225	(3)	$69.3	June 2015
Jamul Indian Village project (CA) - Construction is underway at the site for this new Hollywood Casino branded gaming operation which Penn will manage. The facility is anticipated to feature over 1,700 slot machines, 50 live table games including poker, multiple restaurants, bars and lounges.	2,100	$360	(4)	$24.1	Mid-2016

(1) Includes a relocation fee of $75 million based on the present value of the contractual obligation, which is $7.5 million upon opening, and 18 additional semi-annual payments of $4.8 million beginning one year after opening. For the license fee, we paid $10 million in the second quarter of 2014, which is included in the amount expended to date, and anticipate paying the remaining license fee as follows: 1) $15 million upon opening and 2) $25 million on the one year anniversary of the commencement of gaming.

(2) GLPI is responsible for certain construction related real estate costs associated with these projects that are not included in the budgeted figures above.

(3) Includes a $25 million license fee, which was paid in March 2014 and $42 million purchase price, both of which are included in the amount expended to date.

(4) As disclosed previously, this project will be accounted for as a loan.

Financial Guidance

Reflecting current operating trends, the table below sets forth 2014 third quarter and full year guidance targets for financial results, based on the following assumptions:

•                  Horseshoe Baltimore opens in early September 2014, impacting Hollywood Casino at Charles Town Races;

•                  Miami Valley Gaming in Lebanon, Ohio, opened in December 2013 and continues to impact Hollywood Casino Lawrenceburg and Hollywood Casino Columbus;

•                  Belterra Park in Cincinnati, opened in May 2014, impacts Hollywood Casino Lawrenceburg;

•                  Hollywood Gaming at Dayton Raceway opens on August 28, 2014, impacting Hollywood Casino Columbus;

•                  Hollywood Gaming at Mahoning Valley Race Track opens in September 2014;

•                  Operations at Argosy Casino Sioux City cease in the near term;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Full year 2014 rent expense of $419.3 million, with $104.0 million in the third quarter of 2014 which contemplates additional rent related to the planned openings of Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Track and the closure of Argosy Casino Sioux City;

•                  Full year 2014 pre-opening expenses of $8.2 million, with $5.4 million in the third quarter of 2014;

•                  Excludes costs that will be incurred related to the November Massachusetts referendum;

•                  Depreciation and amortization charges in 2014 of $178.7 million, with $39.0 million in the third quarter of 2014;

•                  Estimated non-cash stock compensation expenses of $10.4 million for 2014, with $2.7 million in the third quarter of 2014;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 89.1 million shares for the full year 2014; and

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending September 30,		Full Year Ending December 31,
(in millions, except per share data)	2014 Guidance	2013 Actual	2014 Updated Guidance	2014 Prior Guidance (1)	2013 Actual
Net revenues	$633.5	$714.4	$2,547.8	$2,513.8	$2,918.8
Adjusted EBITDAR	164.4	185.0	690.9	686.2	776.1
Rental expense related to Master Lease	(104.0)	—	(419.3)	(418.1)	(69.5)
Adjusted EBITDA	60.4	185.0	271.6	268.1	706.6
Less: Impact of stock compensation, impairment losses, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt and other expenses	(55.1)	(143.7)	(269.6)	(257.7)	(1,500.9)
Net income (loss)	$5.3	$41.3	$2.0	$10.4	$(794.3)

Diluted earnings (loss) per common share	$0.06	$0.40	$0.02	$0.12	$(10.17)

(1)         The guidance figures in the table above present the guidance Penn National Gaming provided on April 24, 2014 for the full year ended December 31, 2014, adjusted to add back our share of the impact of non-operating items for our joint venture in Kansas Entertainment.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDAR
	Three Months Ended June 30,		Three Months Ended June 30,
	2014	2013	2014	2013
East/Midwest (1)	$361,357	$430,943	$112,309	$138,394
West (2)	59,033	61,442	17,000	17,591
Southern Plains (3)	224,726	258,761	73,008	83,606
Other (4)	7,030	10,225	(15,647)	(25,271)
Total	$652,146	$761,371	$186,670	$214,320

	NET REVENUES		ADJUSTED EBITDAR
	Six Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
East/Midwest (1)	$710,805	$889,492	$213,959	$285,939
West (2)	119,953	123,594	35,556	35,514
Southern Plains (3)	448,483	527,105	146,949	168,312
Other (4)	13,985	19,426	(32,135)	(51,838)
Total	$1,293,226	$1,559,617	$364,329	$437,927

(1)         The East/Midwest reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Lawrenceburg, Hollywood Casino Toledo and Hollywood Casino Columbus. It also includes the Company’s Casino Rama management service contract and the Mahoning Valley and Dayton Raceway projects in Ohio, which the Company anticipates completing in the third quarter of 2014, as well as the Plainville project in Massachusetts, which the Company expects to open in the second quarter of 2015. Current year results do not include results for Hollywood Casino Perryville as it was contributed to GLPI on November 1, 2013. This property had net revenues of $25.9 million and $47.6 million and adjusted EBITDAR of $5.9 million and $9.3 million for the three and six months ended June 30, 2013, respectively.  Our East/Midwest segment results for the three and six months ended June 30, 2014 included development costs of $1.6 million and $2.8 million, respectively, whereas results for the six months ended June 30, 2013 included preopening charges of $0.2 million.

(2)         The West reportable segment consists of the following properties: Zia Park Casino and the M Resort, as well as the Jamul development project, which the Company anticipates completing in mid-2016.

(3)         The Southern Plains reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Argosy Casino Sioux City, Hollywood Casino Tunica, Hollywood Casino Bay St. Louis, Boomtown Biloxi, and Hollywood Casino St. Louis, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway. Starting with the second quarter of 2014, adjusted EBITDA and adjusted EBITDAR from our joint venture in Kansas Entertainment exclude our share of the impact of non-operating items (such as depreciation and amortization expense). The prior year amounts were restated to conform to this new presentation. Additionally, current year results do not include results for Hollywood Casino Baton Rouge as it was contributed to GLPI on November 1, 2013.  This property had net revenues of $20.2 million and $41.1 million and adjusted EBITDAR of $6.8 million and $13.7 million for the three and six months ended June 30, 2013, respectively.

(4)         The Other category consists of the Company’s standalone racing operations, namely Beulah Park, Raceway Park, Rosecroft Raceway, Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway, as well as the Company’s 50% joint venture with the Cordish Companies in New York. Results in the prior year also included the Company’s Bullwhackers property which was sold in July 2013. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment. The Other category also includes the Company’s corporate overhead costs, which was $14.4 million and $30.1 million for the three and six months ended June 30, 2014, respectively, as compared to corporate overhead costs of $25.7 million and $52.9 million for the three and six months ended June 30, 2013, respectively. Corporate overhead costs decreased by $11.3 million and $22.8 million for the three and six months ended June 30, 2014, respectively, as compared to the corresponding period in the prior year, primarily due to lower payroll costs of $4.0 million and $8.9 million primarily attributed to lower liability based stock compensation charges of $1.9 million and $5.9 million, as well as decreased compensation costs due to the fact that certain members of Penn’s executive management team transferred their employment to GLPI as part of the spin-off, lower spin-off transaction costs and development costs of $4.3 million and $7.8 million, lower lobbying costs of $1.3 million and $1.8 million, transition service fees received from GLPI of $0.4 million and $1.2 million, and a reduction in various other items due to cost containment measures. Additionally, the Other category includes $0.9 million for the three and six months ended June 30, 2014 in costs from our New York joint venture.

Reconciliation of Net income (loss) (GAAP) to Adjusted EBITDA and Adjusted EBITDAR

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income (loss)	$2,780	$(12,180)	$7,317	$53,091
Income tax provision	10,150	38,567	16,950	81,334
Other	1,823	(2,402)	192	(3,066)
Income from unconsolidated affiliates	(1,473)	(3,821)	(3,956)	(5,542)
Interest income	(790)	(343)	(1,257)	(605)
Interest expense	10,892	27,060	22,187	54,984
Income from operations	$23,382	$46,881	$41,433	$180,196
Loss (gain) on disposal of assets	3	285	(47)	2,675
Insurance deductible charges	—	2,500	—	2,500
Impairment losses	4,560	71,846	4,560	71,846
Charge for stock compensation	2,517	5,450	5,096	11,701
Depreciation and amortization	47,183	80,615	94,549	157,686
Income from unconsolidated affiliates	1,473	3,821	3,956	5,542
Non-operating items for Kansas JV	2,939	2,922	5,860	5,781
Adjusted EBITDA	$82,057	$214,320	$155,407	$437,927
Rental expense related to Master Lease	104,613	—	208,922	—
Adjusted EBITDAR	$186,670	$214,320	$364,329	$437,927

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA and Adjusted EBITDAR

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended June 30, 2014

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$17,003	$7,426	$17,970	$(19,017)	$23,382
Charge for stock compensation	—	—	—	2,517	2,517
Impairment losses	4,560	—	—	—	4,560
Depreciation and amortization	25,911	1,692	17,573	2,007	47,183
(Gain) loss on disposal of assets	(30)	—	39	(6)	3
Income (loss) from unconsolidated affiliates	—	—	2,621	(1,148)	1,473
Non-operating items for Kansas JV (1)	—	—	2,939	—	2,939
Adjusted EBITDA	$47,444	$9,118	$41,142	$(15,647)	$82,057
Rental expense related to Master Lease	64,865	7,882	31,866	—	104,613
Adjusted EBITDAR	$112,309	$17,000	$73,008	$(15,647)	$186,670

Three Months Ended June 30, 2013

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$97,819	$14,260	$(30,619)	$(34,579)	$46,881
Charge for stock compensation	—	—	—	5,450	5,450
Impairment losses	—	—	71,846	—	71,846
Insurance deductible charges	—	—	2,500	—	2,500
Depreciation and amortization	40,469	3,321	32,730	4,095	80,615
Loss (gain) on disposal of assets	106	10	180	(11)	285
Income (loss) from unconsolidated affiliates	—	—	4,047	(226)	3,821
Non-operating items for Kansas JV (1)	—	—	2,922	—	2,922
Adjusted EBITDA	$138,394	$17,591	$83,606	$(25,271)	$214,320

Six Months Ended June 30, 2014

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$26,605	$15,482	$39,197	$(39,851)	$41,433
Charge for stock compensation	—	—	—	5,096	5,096
Impairment losses	4,560	—	—	—	4,560
Depreciation and amortization	52,734	3,241	34,824	3,750	94,549
(Gain) loss on disposal of assets	(117)	65	17	(12)	(47)
Income (loss) from unconsolidated affiliates	—	—	5,074	(1,118)	3,956
Non-operating items for Kansas JV (1)	—	—	5,860	—	5,860
Adjusted EBITDA	83,782	18,788	84,972	(32,135)	155,407
Rental expense related to Master Lease	130,177	16,768	61,977	—	208,922
Adjusted EBITDA	$213,959	$35,556	$146,949	$(32,135)	$364,329

Six Months Ended June 30, 2013

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$203,646	$26,307	$21,419	$(71,176)	$180,196
Charge for stock compensation	—	—	—	11,701	11,701
Impairment losses	—	—	71,846	—	71,846
Insurance deductible charges	—	—	2,500	—	2,500
Depreciation and amortization	82,157	6,627	60,714	8,188	157,686
Loss (gain) on disposal of assets	136	2,580	268	(309)	2,675
Income (loss) from unconsolidated affiliates	—	—	5,784	(242)	5,542
Non-operating items for Kansas JV (1)	—	—	5,781	—	5,781
Adjusted EBITDA	$285,939	$35,514	$168,312	$(51,838)	$437,927

(1)         Starting with the second quarter of 2014, adjusted EBITDA and adjusted EBITDAR from our joint venture in Kansas Entertainment exclude our share of the impact of non-operating items (such as depreciation and amortization expense). Prior periods were restated to conform to this new presentation.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues
Gaming	$576,158	$679,829	$1,146,841	$1,397,754
Food, beverage and other	110,574	121,044	215,444	242,904
Management service fee	3,105	3,667	5,563	6,714
Revenues	689,837	804,540	1,367,848	1,647,372
Less promotional allowances	(37,691)	(43,169)	(74,622)	(87,755)
Net revenues	652,146	761,371	1,293,226	1,559,617

Operating expenses
Gaming	284,107	341,889	570,184	703,907
Food, beverage and other	80,403	88,910	157,941	179,175
General and administrative	107,898	128,730	215,637	264,307
Rental expense related to Master Lease	104,613	—	208,922	—
Depreciation and amortization	47,183	80,615	94,549	157,686
Impairment losses	4,560	71,846	4,560	71,846
Insurance deductible charges	—	2,500	—	2,500
Total operating expenses	628,764	714,490	1,251,793	1,379,421
Income from operations	23,382	46,881	41,433	180,196

Other income (expenses)
Interest expense	(10,892)	(27,060)	(22,187)	(54,984)
Interest income	790	343	1,257	605
Income from unconsolidated affiliates	1,473	3,821	3,956	5,542
Other	(1,823)	2,402	(192)	3,066
Total other expenses	(10,452)	(20,494)	(17,166)	(45,771)

Income from operations before income taxes	12,930	26,387	24,267	134,425
Income tax provision	10,150	38,567	16,950	81,334
Net income (loss)	$2,780	$(12,180)	$7,317	$53,091

Earnings (loss) per common share:
Basic earnings (loss) per common share	$0.03	$(0.16)	$0.08	$0.55
Diluted earnings (loss) per common share	$0.03	$(0.16)	$0.08	$0.51

Weighted-average common shares outstanding:
Basic	78,458	78,306	78,189	77,932
Diluted	88,936	78,306	88,813	103,932

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	June 30, 2014		December 31, 2013

Cash and cash equivalents	$251,299		$292,995

Bank Debt	$735,110		$748,777
Notes	300,000		300,000
Other long term obligations	20,689	(1)	2,015
Total Debt (2)	$1,055,799		$1,050,792

(1)         Other long term obligations include contingent purchase price consideration measured at its estimated fair value of $18.5 million that is payable over ten years to the previous owners of Plainridge Racecourse.

(2)         Although our joint venture in Kansas Entertainment is accounted for as an equity method investment and is not consolidated, this joint venture had no debt outstanding at June 30, 2014 or December 31, 2013.

During the second quarter of 2014, Penn refined its definition of adjusted EBITDA and adjusted EBITDAR to add back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures which have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn’s only joint venture that meets this definition. Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. Attached below is a quarterly summary of the Company’s historical and revised adjusted EBITDA that Penn reported over the past five quarters.

	Three months ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Adjusted EBITDA as historically reported	$70,429	$80,779	$182,070	$211,398	$220,748

Non-operating items for Kansas JV	2,921	2,913	2,902	2,922	2,859

Adjusted EBTIDA as revised	$73,350	$83,692	$184,972	$214,320	$223,607

Diluted Share Count Methodology

In connection with the spin-off, Penn National Gaming completed its exchange and repurchase transaction with an affiliate of Fortress Investment Group, LLC (“Fortress”) on October 11, 2013, which resulted in the repurchase of $627 million of its Series B Preferred Stock and the issuance of 8,624 shares of Series C Preferred Stock, which is equivalent to 8,624,000 common shares upon sale by Fortress to a third party.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA and adjusted EBITDAR are used by management as the primary measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDAR is adjusted EBITDA excluding rent expense associated with our Master Lease agreement with GLPI. Adjusted EBITDA and adjusted EBITDAR have economic substance because they are used by management as a performance measure to analyze the performance of our business, and are especially relevant in evaluating large, long-lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA and adjusted EBITDAR because they are used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA and adjusted EBITDAR are not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA and adjusted EBITDAR information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is the principal basis for the valuation of gaming companies, and that it is considered by many to be a better indicator of the Company’s operating results than net income (loss) per GAAP. Management uses adjusted EBITDA and adjusted EBITDAR as the primary measures of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA and adjusted EBITDAR should not be construed as alternatives to operating income, as indicators of the Company’s operating performance, as alternatives to cash flows from operating activities, as measures of liquidity, or as any other measures of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA and adjusted EBITDAR. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA and adjusted EBITDAR, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA and adjusted EBITDAR is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA and adjusted EBITDAR due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2907. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  At June 30, 2014, the Company operated twenty-seven facilities in eighteen jurisdictions, including Florida, Illinois, Indiana, Iowa, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At June 30, 2014, in aggregate, Penn National Gaming’s operated facilities featured approximately 30,900 gaming machines, 790 table games and 2,900 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.  Actual results may vary materially from expectations.  Although the Company believes that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation, including the ongoing appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio and litigation against the Ohio Racing Commission concerning opposition to relocating the Company’s Toledo racetrack to the Dayton area; our ability to secure federal, state and local permits and approvals necessary for our construction projects; construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; our ability to maintain agreements with our horsemen, pari-mutuel clerks and other organized labor groups; with respect to the proposed Jamul project near San Diego, California, particular risks associated with financing a project of this type, sovereign immunity, local opposition (including several pending lawsuits), and building a complex project on a relatively small parcel; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); with respect to our Massachusetts project, the ultimate location of the other gaming facilities in the state and, more significantly, the outcome of the referendum to repeal the gaming legislation in Massachusetts which could result in substantial litigation as well as a significant loss to our investment in the state; with respect to our joint venture project in New York, risks related to our ability to secure local support for our site, licensing from the state and the extent and location of other applications and competition; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet and sweepstakes based and taverns); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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